Exhibit 10.24

Description of Terms of Oral Loan Contract

Beijing Dehaier Technology Company Limited (“BTL”) has pledged its property at 45 Yong An Road, Science Park, Changping District, Beijing, 102200, as collateral for Beijing Dehaier Medical Technology Company Limited’s (“BDL”) loan contract with the Industrial and Commercial Bank of China Limited (Hai Dian Branch). In exchange, BDL has orally agreed to advance money to BTL to finance BTL’s operations, subject to the following terms:

•	BDL will advance money to BTL to finance its operations on an as needed basis;

•	The advances from BDL to BTL are non-interest bearing;

•	There is no formal repayment schedule; and

•	BTL will repay the advances when it has the available funds and chooses to take action to repay the advances.